NOTICE OF ANNUAL GENERAL MEETING

Notice is hereby given to shareholders that the annual general meeting ("AGM") of Harmony Gold Mining Company Limited (“Harmony or Company”) will, as contemplated by section 63(2)(a) of the Companies Act 71 of 2008, as amended (“Act”) and clause 19 of the Company's memorandum of incorporation (“MOI”), be held entirely by electronic communication on Tuesday, 7 December 2021 at 10:00 (SA time), to conduct the business set out below and to consider, and adopt, if deemed fit, with or without modification, the ordinary and special resolutions set out in this Notice of AGM (“Notice of AGM”).

For more information about the online facility and the prescribed procedures and means of connecting thereto, please see the section titled “Electronic Participation” below in this Notice of AGM.

In terms of section 59(1)(a) and (b) of the Act, the board of directors of the Company (“Board”) has set the record date for the purpose of determining which shareholders of the Company are entitled to:
•receive this Notice of AGM (being the date on which a shareholder must be registered in the Company’s securities register to receive this Notice of AGM) as Friday, 22 October 2021; and
•participate in and vote at the AGM (being the date on which a shareholder must be registered in the Company’s securities register to participate in and vote at the AGM) as Friday, 26 November 2021. Accordingly, the last date to trade in order to participate in and vote at the meeting is Tuesday, 23 November 2021.

As the AGM will cater for Electronic Participation only, it will not be desirable nor practical for voting to take place by way of show of hands. Accordingly, the chairman has already determined that all voting will be by way of poll through the facility provided by the electronic online facilities. See further the section set forth at the end of this Notice of AGM under the title: "Electronic Participation".

PRESENTATION OF ANNUAL FINANCIAL STATEMENTS
The audited consolidated annual financial statements of the Company, incorporating the reports of the auditors, the audit and risk committee, and the directors for the year ended 30 June 2021 will be presented to the shareholders of the Company at the AGM as required in terms of section 30(3)(d) of the Act, read with section 61(8)(a) of the Act.

The complete audited consolidated annual financial statements of the Company are available on Harmony’s website at www.har.co.za.

PRESENTATION OF GROUP SOCIAL AND ETHICS COMMITTEE REPORT
In accordance with regulation 43(5)(c) of the Act, the social and ethics committee’s report in the Integrated Annual Report 2021 (available at www.har.co.za) will be presented to shareholders at the AGM.

RESOLUTIONS FOR CONSIDERATION AND ADOPTION
1. Ordinary resolution number 1:
Election of a new director
“RESOLVED THAT Peter Turner be and is hereby elected as a director of the Company with immediate effect.” (See Peter Turner’s resumé below).

Peter was appointed to the Harmony board on 19 February 2021. Peter has over forty years of experience in the mining industry in both open-pit and deep-level underground mines. This wealth of experience was achieved through his tenures at Sibanye Stillwater Limited, AngloGold Ashanti Limited and Gold Fields Limited. He brings a wealth of expertise to the board, having managed mining operations throughout Africa (South Africa, Namibia, Mali, Tanzania and Ghana).

The percentage of voting rights required for ordinary resolution number 1 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 1.

2. Ordinary resolution number 2:
Re-election of director
“RESOLVED THAT Karabo Nondumo, who retires by rotation at this annual general meeting in accordance with the MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Karabo Nondumo’s resumé below).

Karabo was appointed to the board on 3 May 2013. She is an entrepreneur who has interests in provision of Industrial supplies & Investments. She held Executive Head roles within Vodacom Business and Mergers & Acquisitions at Vodacom Group. She’s a previous CEO of AWCA Investment Holdings Limited. She was an associate as well as executive assistant to the chairman at Shanduka Group.

Karabo is a qualified Chartered Accountant and a member of the South African Institute of Chartered Accountants (SAICA) and African Women Chartered Accountants (AWCA). She has extensive experience in the Telecommunications, Financial Services and Mining sectors. She is an independent non-executive director of:
•Harmony Gold Mining Company Limited (Technical, Investment and Audit & Risk subcommittees)
•Sanlam Limited (Chair: Social and Ethics Committee, member of Risk & Compliance, Audit & Actuarial, HR and Nominations subcommittees)
•TCI-Tiso Proprietary LImited
•MTN Group Operating companies in Swaziland, Zambia, Uganda and Rwanda (Chair: Audit and Risk committees)

She is an advisory member of Senatla Capital and a trustee of Mabindu and Ubuntu-Botho Women’s Trusts.
Previous board roles include MTN Group Operating companies in Sudan and South Sudan, Brightrock Holdings Limited; Merafe Resources Limited; SA Express Airways SOC Limited; Rolfes Holdings Limited and Richards Bay Coal Terminal.

The percentage of voting rights required for ordinary resolution number 2 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 2.

3. Ordinary resolution number 3:
Re-election of director
“RESOLVED THAT Vishnu Pillay, who retires by rotation at this AGM in accordance with the MOI, and who is eligible and available for re-election, be and is hereby re-elected as a director of the Company with immediate effect.” (See Vishnu Pillay’s resumé below).

Vishnu was appointed to the board on 8 May 2013. He was executive head: joint ventures and exit operations of Anglo American Platinum Limited, a position he retired from on 31 December 2018. Before joining Anglo American Platinum in 2011, he was executive vice president and head of South African operations for Gold Fields Limited and, prior to that, vice-president and head of operations at Driefontein Gold Mine.

His 35-year mining career was shared between Gold Fields Limited and Anglo American Platinum. It was briefly interposed with a two-year period in 2004 with the Council for Scientific and Industrial Research in South Africa, where he was director of mining technology and group executive for institutional planning and operations.

Vishnu also previously served on the Board of Foskor Proprietary Limited as an Independent Non-Executive Director.

The percentage of voting rights required for ordinary resolution number 3 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 3.

4. Ordinary resolution number 4:
Re-election of audit and risk committee member
“RESOLVED THAT John Wetton, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next AGM.” (See John Wetton’s resumé below).

John was appointed to the board on 1 July 2011. He spent his professional career with Ernst & Young (“EY”) in the United Kingdom and South Africa mainly in corporate audit.

He attended several post qualification programmes including those presented by University of Cape Town Graduate School of Business, Harvard Business School and Gordon Institute of Business Science.

When EY integrated globally, he had a business development role across Sub-Saharan Africa and was also part of the team that led the strategic integration of EY’s practices and services throughout sub-Saharan Africa. For several years he led EY’s mining group and acted as senior partner for many of the firm’s major mining and construction clients. He was a member of EY’s executive management committee (Board) and was, until retirement, a member of the EY Africa Governance Board.

The percentage of voting rights required for ordinary resolution number 4 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 4.

5. Ordinary resolution number 5:
Re-election of audit and risk committee member
“RESOLVED THAT, subject to ordinary resolution number 2 being passed, Karabo Nondumo, who is a non-executive director of the Company, be and is hereby elected as a member of the Company’s audit and risk committee with immediate effect to hold office until the next AGM.” (See Karabo Nondumo’s resumé under ordinary resolution number 2).

The percentage of voting rights required for ordinary resolution number 5 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 5.

6. Ordinary resolution number 6:
Re-election of audit and risk committee member
“RESOLVED THAT Given Sibiya, who is a non-executive director of the Company, be and is hereby re-elected as a member of the Company’s audit and risk committee, with immediate effect, to hold office until the next AGM.” (See Given Sibiya’s resumé below).

Given was appointed to the board on 13 May 2019. She is a Chartered Accountant and until 31 August 2014 was Head: Internal Audit at SekelaXabiso (Pty) Ltd. She has over 29 years’ experience in internal and external auditing, risk management, management consulting, corporate governance and forensic auditing. Prior to joining SekelaXabiso Proprietary Limited, she spent nine years at SizweNtsaluba VSP where she was Director: Forensics and where from 2005 she headed the Corporate Governance Services Division. She also worked for Anglo American Corporation as an internal auditor in the Group Audit Services Department from April 1994 to May 1996. Prior to that, she served articles at KPMG Aiken & Peat from 1991 to early 1994.

She has served as a member of the audit & risk committee for a number of entities, including as chairperson of the audit committee for Basil Read Holdings Limited, South African Express Airways SOC Limited and Brand South Africa. She currently serves as a non-executive board member of Ithala SOC Limited and is audit committee chairperson of The Presidency and the chairperson of the Composers, Authors and Publishers Association (CAPASSO).

The percentage of voting rights required for ordinary resolution number 6 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 6

7. Ordinary resolution number 7:
Re-appointment of external auditors
“RESOLVED THAT PricewaterhouseCoopers Incorporated be and is hereby reappointed as the external auditor, with Sizwe Masondo as designated audit partner, of the Company to hold office from this AGM until conclusion of the next AGM.”

The percentage of voting rights required for ordinary resolution number 7 to be adopted: more than 50% (fifty percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on ordinary resolution number 7.

8. Ordinary resolution number 8:
Approval of remuneration policy
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV Report on Corporate Governance for South Africa, 2016 (“King IV”), that the remuneration policy of the Company, as set out in the Integrated Annual Report 2021 (available at www.har.co.za), be and is hereby approved.”

As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 8 are against such resolution, the Board will commit to implementing the measures set out in the remuneration policy read with King IV.

9. Ordinary resolution number 9:
Approval of the implementation report
“RESOLVED, as a non-binding advisory vote in accordance with the recommendations of King IV, that the implementation report of the Company, as set out Integrated Annual Report 2021 (available at www.har.co.za) be and is hereby approved.”

As this matter is non-binding, no minimum voting threshold is needed. However, if 25% (twenty five percent) or more of the voting rights exercised on ordinary resolution number 9 are against such resolution, the Board will commit to implementing the measures set out in the implementation report read with King IV.

10. Ordinary resolution number 10:
General authority to issue shares for cash
“RESOLVED THAT the Board be and is hereby authorised as a general authority to issue the authorised but unissued shares in the capital of the Company (including the grant or issue of options or convertible securities that are convertible into an existing class of equity securities) for cash (or the extinction of a liability, obligation or commitment, restraint or settlement of expenses) on such terms and conditions as the Board may, from time to time, in its sole discretion deem fit, subject to the provisions of the Act and the Listings Requirements of the JSE Limited (“JSE Listings Requirements” and “JSE” respectively), provided that:
(a) the equity securities which are the subject of the issue for cash must be of a class already in issue, or where this is not the case, must be limited to such securities or rights that are convertible into a class already in issue;
(b) the equity securities must be issued to public shareholders, as defined in the JSE Listings Requirements, and not to related parties;
(c) securities which are the subject of general issues for cash in the aggregate may not exceed 5% (five percent) of the Company’s shares in issue as at the date of this Notice of AGM, excluding treasury shares – the number of shares available for the issue of shares for cash will therefore be limited to 30 505 536 shares;
(i) this authority shall be valid until the Company’s next AGM or for 15 (fifteen) months from the date on which this resolution is passed, whichever period is shorter, subject to the requirements of the JSE and any other restrictions set out in this authority;
(ii) the calculation of the Company’s listed equity securities must be a factual assessment of the Company’s listed equity securities as at the date of this Notice of AGM, excluding treasury shares;
(iii) any equity securities issued for cash during the period contemplated in (i) shall be deducted from the number set out in (c);
(iv) in the event of sub-division or consolidation of issued equity securities during the period contemplated in (i), the existing authority will be adjusted accordingly to represent the same allocation ratio;
(d) the maximum discount at which equity securities may be issued is 10% (ten percent) of the weighted average traded price of such equity securities measured over the 30 (thirty) business days prior to the date that the price of the issue is agreed between the Company and the party subscribing for the securities; and
(e) equity securities (of any class) which are the subject of the issue for cash in terms of this general authority, will be aggregated with any securities that are compulsorily convertible into securities of that class and, in the case of the issue of compulsory convertible securities, aggregated with the securities of that class into which they are convertible.”

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 10 requires the approval of at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the AGM or represented by proxy at this AGM, and entitled to exercise voting rights on ordinary resolution number 10.

11. Ordinary resolution number 11:
Approval of amendment to the Harmony Gold Mining Company Limited Deferred Share Plan 2018 (“Plan”)
“RESOLVED THAT the existing Plan be and is hereby amended as follows:

Clause 17.1 of the Plan is hereby amended by (i) inserting the following words that have been underlined; and (ii) deleting words indicated by strikethrough:

“17.1    Subject to clause 1.2.8, if a Participant ceases to be employed by the Group by reason of a No Fault Termination prior to the Vesting Date, the Participant’s unvested Awards will continue in force in terms of the DSP and will Vest on the original Vesting Date(s), notwithstanding that the Participant has ceased to be employed. The terms and conditions of the DSP will continue to apply and ~~a pro rata portion of the current tranche of~~ the Deferred Shares ~~shall Vest on the Date of Termination of Employment and~~ shall be Settled in accordance with clause 14, unless Remco determines otherwise. ~~The pro rata portion of the current tranche of Deferred Shares that Vest, will be calculated as a percentage of the number of months served in the twelve-month Vesting Period in which the Date of Termination of Employment takes place. The balance of the Deferred Shares will lapse and shall be deemed to have been reacquired.~~

~~An example of the calculation referred to in clause 17.1 is as follows:~~
~~An Award is made on 1 September 2019 of 150 000 Deferred Shares, which will Vest in equal tranches over the following three years~~
~~First Vesting Date: 1 September 2020 (50 000 Shares)~~
~~Second Vesting Date: 1 September 2021 (50 000 Shares)~~
~~Third Vesting Date: 1 September 2022 (50 000 Shares)~~
~~The Participant receives 50 000 Shares on 1 September 2020~~
~~The Participant ceases to be employed by the Group by reason of a No Fault Termination on 30 January 2021~~
~~The Participant will (in addition to the Shares received on 1 September 2020) be entitled to the pro-rata portion of his second tranche as follows:~~
~~(4/12 months) x 50 000 Shares = 16 666 Shares~~
~~The balance of his Award is forfeited”~~

Additional information in respect of ordinary resolution number 11

The motivation for ordinary resolution 11 is as follows:

•To seek approval for amendments to the "No Fault Termination" provisions of the Plan.
•
•Participants under the Plan terminating their employment due to death, ill-health, disability, injury, the undertaking or company with which the participant is employed being transferred outside of the Group, retrenchment or retirement are classified as “No Fault Terminations”. The current No Fault Termination provisions for the deferred share awards under the Plan provide for accelerated vesting of the deferred share awards on a time pro-rated basis. This means that a substantial portion of the deferred share awards are forfeited in the case of a No Fault Termination, which is out of line with market precedent for similar awards.
•
•Accelerated vesting of awards is not consistent with the latest ISS 2021 proxy voting guidance and vesting on the original vesting dates will provide post-termination exposure to the share price, which is in line with emerging practice to encourage attention to succession and sustainability during executive tenure so that the share price growth is sustained when the leave the company.
•The Remuneration Committee of the Board has proposed amending the Plan to remove the accelerated vesting and time pro-rating of any unvested awards upon the No Fault Termination of participants in line with best market practice.

In terms of the JSE Listings Requirements, the passing of ordinary resolution number 11 requires the approval at least a 75% (seventy five percent) majority of the votes cast by shareholders of the Company present at the AGM or represented by proxy, and entitled to exercise voting rights on ordinary resolution number 11.

12. Special resolution number 1:
Approval of Financial Assistance in terms of section 45 of the Act
“RESOLVED THAT, in terms of section 45(3)(a)(ii) of the Act, the provision by the Company, at any time during the period of 2 (two) years from the date of passing of this special resolution, of any direct or indirect financial assistance, as contemplated in section 45 of the Act, to any one or more related or inter-related companies or corporations of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related or inter-related to any such company, corporation or member, be and is hereby approved, provided that:

a.the identity of the recipient of such financial assistance, the form, nature and extent of such financial assistance and the terms and conditions under which such financial assistance is to be provided, are determined by the Board from time to time;
b.the Board may not authorise the Company to provide any financial assistance pursuant to this special resolution unless the Board fulfils all the requirements of section 45 of the Act, which it is required to fulfil in order to authorise the Company to provide such financial assistance; and
c.such financial assistance to a recipient is, in the opinion of the Board, required for the purpose of (i) meeting all or any of such recipient’s operating expenses (including capital expenditure), and/or (ii) funding the growth, expansion, reorganisation or restructuring of the businesses or operations of such recipient, and/or (iii) funding such recipient for any other purpose which, in the opinion of the Board, is directly or indirectly in the interests of the Company.”
The percentage of voting rights required for special resolution number 1 to be adopted: at least 75% (seventy five percent) of the voting rights exercised in favour of the resolution by shareholders present at the AGM or represented by proxy and entitled to exercise voting rights on special resolution number 1.

Notice is hereby given to shareholders of the Company in terms of section 45(5) of the Act of a resolution adopted by the Board, authorising the Company to provide such direct or indirect financial assistance as specified in special resolution number 1 on the basis that:
a.by the time that this Notice of AGM is delivered to shareholders of the Company, the Board will have adopted a resolution (“Section 45 Board Resolution”) authorising the Company to provide, subject to the shareholders approving special resolution 1, at any time and from time to time during the period of 2 (two) years commencing on the date on which special resolution number 1 is adopted, any direct or indirect financial assistance as contemplated in section 45 of the Companies Act to any one or more related or inter-related companies or corporations of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related to any such company, corporation or member;
b.the Section 45 Board Resolution will be effective only if and to the extent that special resolution number 1 is adopted by the shareholders of the Company, and the provision of any such direct or indirect financial assistance by the Company, pursuant to such resolution, will always be subject to the Board being satisfied that (i) immediately after providing such financial assistance, the Company will satisfy the solvency and liquidity test as referred to in section 45(3)(b)(i) of the Act, and that (ii) the terms under which such financial assistance is to be given are fair and reasonable to the Company as referred to in section 45(3)(b)(ii); and
c.in as much as the Section 45 Board Resolution contemplates that such financial assistance will in the aggregate exceed 1/10 (one tenth) of 1% (one percent) of the Company’s net worth at the date of adoption of such resolution, the Company hereby provides notice of the Section 45 Board Resolution to shareholders of the Company. Such notice will also be provided to any trade union representing any employees of the Company.

13.Special resolution number 2:
Pre-approval of non-executive directors’ remuneration
“RESOLVED, in terms of section 66(8, read with section 66(9) of the Act, that the Company be and is hereby authorised to pay the following annual remuneration to its non-executive directors for their services as non-executive directors (together with the value-added tax thereon, if applicable) for a period of (two) 2 years from the date of this AGM or until the non-executive directors’ remuneration is amended by way of special resolution of the shareholders, whichever comes first:

Directors’ remuneration (R’000)

	Board					Committee
	Annual Retainer				Atten-dance Fee[1]	Audit and risk		Social and ethics		Remuneration		Nomination/ Investment		Technical
	Chair-man	Deputy chair	LID[2]	Member	Member	Chair-man	Member	Chair-man	Member	Chair-man	Member	Chair-man	Member	Chair-man	Member
Current	1,249.6	514.5	410.6	286.9	22.6	315.2	158.7	241.9	125.7	241.9	125.7	241.9	125.7	241.9	125.7
Proposed	1,499.5	622.7	492.7	344.3	27.1	362.5	182.5	254.0	144.6	254.0	138.3	254.0	138.3	254.0	138.3
Increase	20.0%	15.0%	20.0%	20.0%	20.0%	15.0%	15.0%	5.0%	15.0%	5.0%	10.0%	5.0%	10.0%	5.0%	10.0%
1 Only payable per board meeting attended
2 Lead independent director
Ad hoc fees: R20 080 ad hoc meeting/attendance to company business per day.

The directors’ remuneration set out above excludes value-added tax which the Company is authorised to pay, in addition to the above directors’ remuneration, to those non-executive directors who are obliged to charge value added tax on their directors’ remuneration.

The percentage of voting rights required for special resolution number 2 to be adopted: at least 75% (seventy five percent) of the voting rights exercised on the resolution by shareholders of the Company present at the AGM or represented by proxy and entitled to exercise voting rights on special resolution number 2.

ELECTRONIC PARTICIPATION
In accordance with the provisions of the Act and the MOI, the AGM will be conducted entirely through electronic communication. The electronic meeting facilities will permit all participants to be able to communicate concurrently with each other without an intermediary, and to participate reasonably effectively in the meeting. Voting via the electronic facility will be the only method available to shareholders to vote their shares at the AGM.

Shareholders who wish to electronically participate in and/or vote at the AGM are required to complete the Electronic Participation Application Form attached hereto and email same to The Meeting Specialist (Proprietary) Limited (“TMS”) at proxy@tmsmeetings.co.za or contact them on +27 11 520 7950/1/2 as soon as possible, but in any event no later than 10:00 (SA time) on Friday, 3 December 2021.

If shareholders who hold dematerialised shares without own name registration wish to participate in the AGM, they should instruct their central securities depository participant (“CSDP”) or broker to issue them with the necessary letter of representation to participate in the AGM, in the manner stipulated in their Custody Agreement. These instructions must be provided to the CSDP or broker by the cut-off time and date advised by the CSDP or broker, to accommodate such requests.

TMS will assist shareholders with the requirements for electronic participation in, and/or voting at the AGM. TMS is further obliged to validate (in correspondence with Harmony and, in particular, Harmony's transfer secretaries, JSE Investor Services Proprietary Limited (previously Link Market Services South Africa Proprietary Limited) (“CSDP”) and shareholders’ CSDPs) each such shareholder’s entitlement to participate in and/or vote at the AGM, before providing it with the necessary means to access the AGM and/or the associated voting platform.

Shareholders will be liable for their own network charges in relation to electronic participation in and/ or voting at the AGM. Any such charges will not be for the account of the JSE, Harmony, the Transfer Secretaries and/or TMS.

None of the JSE, Harmony, the Transfer Secretaries or TMS can be held accountable in the case of loss of network connectivity or other network failure due to insufficient airtime, internet connectivity, internet bandwidth and/or power outages which prevents any such Shareholder from participating in and/or voting at the AGM.

Shareholders are strongly encouraged to have a stable internet connection with sufficient bandwidth capabilities to participate in the AGM. Shareholders are strongly encouraged to submit their proxies beforehand, even if they intend to participate in the AGM, to ensure that their votes are counted in the event of any delays or disruptions to the shareholder’s network connectivity and/or loss of network connectivity by such shareholder during any part of the AGM.

IDENTIFICATION, PROXIES AND VOTING
Shareholders are reminded that:
•a shareholder eligible to participate in and vote at the AGM is entitled to appoint a proxy (or proxies) to participate in and vote at the AGM in place of the shareholder – shareholders are referred to the proxy form attached to this Notice of AGM in this regard;
•a proxy need not also be a shareholder of the Company;
•in terms of section 63(1) of the Act, any person participating in a meeting of shareholders must present reasonably satisfactory identification and the person presiding at the AGM must be reasonably satisfied that the right of any person to participate in and vote (whether as shareholder or as proxy for a shareholder) has been reasonably verified – acceptable forms of verification include a green bar-coded or smart card identification document issued by the South African Department of Home Affairs, a South African driver’s licence or a valid passport; and
•this Notice of AGM includes the attached form of proxy.

All beneficial owners whose shares have been dematerialised through a CSDP or broker, other than with “own name” registration, must provide their CSDP or broker with their voting instructions in terms of their custody agreement should they wish to vote at the AGM. Alternatively, they may request their CSDP or broker to provide them with a letter of representation, in terms of their custody agreements, should they wish to participate in the AGM.

Unless you advise your CSDP or broker, in terms of your agreement, by the cut-off time stipulated therein, that you wish to participate in the AGM or send a proxy to represent you, your CSDP or broker may assume that you do not wish to participate in the AGM or send a proxy.

Forms of proxy attached hereto must be dated and signed by the shareholder of the Company appointing a proxy and, for the sake of good order, are urged (but not required) to be submitted to the offices of the Transfer Secretaries by no later than 10:00 (SA time) on Friday, 3 December 2021.

In compliance with section 58(8)(b)(i) of the Act, a summary of the rights of a shareholder to be represented by proxy is set out immediately below:
◦An ordinary shareholder entitled participate in and vote at the AGM may appoint any individual (or individuals) as a proxy or proxies to participate in and vote at the AGM in the place of such shareholder. A proxy need not be a shareholder of the Company.
◦A proxy appointment must be in writing, dated and signed by the shareholder of the Company appointing a proxy and, subject to the rights of a shareholder to revoke such appointment (as set out below), remains valid only until the end of the AGM.
◦A proxy may delegate its authority to act on behalf of a shareholder of the Company to another person, subject to any restrictions set out in the instrument appointing the proxy.
◦Irrespective of the form of instrument used to appoint a proxy, the appointment of a proxy is suspended at any time and to the extent that the shareholder of the Company who appointed such proxy chooses to act directly and in person in exercising any rights as a shareholder of the Company.
◦Unless the proxy appointment expressly provides otherwise, the appointment of a proxy is revocable by the shareholder of the Company in question cancelling it in writing, or making a later inconsistent appointment of a proxy, and delivering a copy of the revocation instrument to the proxy and to the Company. The revocation of a proxy appointment constitutes a complete and final cancellation of the proxy’s authority to act on behalf of the shareholder of the Company as of the later of (a) the date stated in the revocation instrument, if any; and (b) the date on which the revocation instrument is delivered to the Company as required in the first sentence of this paragraph.
◦If the instrument appointing the proxy or proxies has been delivered to the Company, as long as that appointment remains in effect, any notice required by the Act or the MOI to be delivered by the Company to the shareholder of the Company, must be delivered by the Company to (a) the shareholder of the Company, or (b) the proxy or proxies, if the shareholder of the Company has (i) directed the Company to do so in writing; and (ii) paid any reasonable fee charged by the Company for doing so.

Attention is also drawn to the notes to the form of proxy.

Completing a form of proxy does not preclude any shareholder of the Company from participating in the AGM.

By order of the Board

Harmony Gold Mining Company Limited
S Mohatla
Group company secretary
Randfontein
28 October 2021

ANNUAL GENERAL MEETING EXPLANATORY NOTES
Presentation of annual financial statements
At the AGM, the directors must present the annual financial statements for the year ended 30 June 2021 to shareholders as required in terms of section 30(3)(d) of the Act, together with the reports of the directors, audit and risk committee and the auditors.

Presentation of group social and ethics committee report
At the AGM, the social and ethics committee must report, through one of its members, on matters within its mandate as required in terms of Regulation 43(5)(c) of the Act.

Ordinary Resolution Number 1:
Election of a new director
In accordance with the JSE Listings Requirements, the MOI, section 68(1) read with section 70(3)(b)(i) of the Act, Peter Turner’s appointment by the Board as a director of the Company must be confirmed at this AGM of the Company by a new election. (See Peter Turner’s resumé under ordinary resolution number 1).

Ordinary Resolutions Numbers 2 and 3:
Re-election of directors
In accordance with the MOI, one third of directors are required to retire at each AGM and may offer themselves for re-election. As such, Ms Karabo Nondumo and Mr Vishnu Pillay who retire by rotation are eligible and have availed themselves for re-election (See their resumés under ordinary resolution number 2 and 3 respectively). However, Ms Fikile De Buck and Dr Simo Lushaba who also retire by rotation, although eligible, have not availed themselves for re-election and will be retiring from the Board effective as of the conclusion of the 2021 Annual General Meeting.

Ordinary Resolutions Numbers 4 to 6:
Re-election and election of audit and risk committee
In terms of section 94(2) of the Act, a public company must, at each AGM, elect an audit committee comprising at least 3 (three) members who are directors and who meet the criteria of section 94(4) of the Act. Regulation 42 to the Act specifies that one third of the members of the audit committee must have appropriate academic qualifications or experience in the areas as listed in the regulation.

The Board is satisfied that the proposed members of the audit and risk committee meet all relevant requirements.

Ordinary Resolution Number 7:
Re-appointment of external auditors
PricewaterhouseCoopers Incorporated has indicated its willingness to continue in office and ordinary resolution 7 proposes the reappointment of that firm as the Company’s auditors. Section 90(3) of the Act requires the designated audit partner to meet the criteria as set out in section 90(2) of the Act.

The Board is satisfied that both PricewaterhouseCoopers Incorporated and the designated audit partner meet all relevant requirements.

Ordinary Resolution Number 8:
Remuneration policy
King IV recommends that the remuneration policy of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the remuneration policy.

Ordinary Resolution Number 9:
Approval of Implementation report
King IV recommends that the implementation report of the Company be submitted to shareholders for consideration and for an advisory, non-binding vote to give shareholders an opportunity to indicate their support for or opposition to the material provisions of the implementation of the remuneration policy.

In the event that 25% (twenty-five percent) or more of the votes are cast against ordinary resolutions number 8 and/or 9, the company undertakes to engage with dissenting shareholders in the manner stipulated in the remuneration report read with King IV.

Ordinary Resolution Number 10:
General authority to issue shares for cash
Ordinary resolution number 10 seeks to give the directors authority to issue the Company’s listed securities for cash as permitted by the Act, the MOI and the JSE Listings Requirements.

The Board confirms that there is no specific intention to use this authority as at the date of this Notice of AGM, but considers it advantageous to have the flexibility to take advantage of any business opportunity that may arise in future.

Ordinary Resolution Number 11:
Approval of amendment to the Plan

The motivation for ordinary resolution 11 is as follows:
•To seek approval for amendments to the "No Fault Termination" provisions of the Plan.
•Participants under the Plan terminating their employment due to death, ill-health, disability, injury, the undertaking or company with which the participant is employed being transferred outside of the Group, retrenchment or retirement are classified as “No Fault Terminations”. The current No Fault Termination provisions for the deferred share awards under the Plan provide for accelerated vesting of the deferred share awards on a time pro-rated basis. This means that a substantial portion of the deferred share awards are forfeited in the case of a No Fault Termination, which is out of line with market precedent for similar awards.
•Accelerated vesting of awards is not consistent with the latest ISS 2021 proxy voting guidance and vesting on the original vesting dates will provide post-termination exposure to the share price, which is in line with emerging practice to encourage attention to succession and sustainability during executive tenure so that the share price growth is sustained when the leave the company.
•The Remuneration Committee of the Board has proposed amending the Plan to remove the accelerated vesting and time pro-rating of any unvested awards upon the No Fault Termination of participants in line with best market practice.

Special Resolution Number 1:
Approval of financial assistance
In terms of section 45 of the Act, the Company may, amongst others, provide loans and other financial assistance to any one or more related or inter-related companies or corporations of the Company and/or to any one or more juristic persons who are members of any such related or inter-related company or corporation and/or to any one or more juristic persons related or inter-related to any such company, corporation or member. Shareholders are required to pass special resolution number 1 in order to grant the Board the authority to authorise the Company’s provision of such financial assistance, subject to the Board being satisfied that the Company meets the solvency and liquidity test (as per section 4 of the Act) and subject further to the financial assistance falling within the category of assistance mentioned in sub-paragraph (c) of special resolution number 1 above.

Special Resolution Number 2:
Pre-approval of non-executive directors’ remuneration
In terms of section 66(8) read with section 66(9) of the Act, companies may pay remuneration to directors for their services as directors unless otherwise provided by the MOI and on approval of shareholders by way of a special resolution. Executive directors are not specifically remunerated for their services as directors but as employees of the Company and, as such, the resolution, as included in this Notice of AGM, requests approval only for the remuneration paid to non-executive directors for their service as directors of the Company. The proposed fees are recommended for approval for a period of 2 (two) years from the date of this AGM or until such time as the non-executive directors’ remuneration is amended by way of special resolution of shareholders, whichever comes first.

GENERAL
Shareholders and proxies participating in the AGM are reminded that section 63(1) of the Act requires that reasonably satisfactory identification be presented for such shareholder or proxy to be allowed to participate in the AGM.

FORM OF PROXY

To be completed by certificated shareholders and dematerialised shareholders with ‘own name registration only
HARMONY GOLD MINING COMPANY LIMITED
Incorporated in the Republic of South Africa
Registration number: 1950/038232/06 (Harmony or Company)
JSE share code: HAR
NYSE share code: HMY
ISIN code: ZAE 000015228

For use by certificated shareholders and dematerialised shareholders with “own-name” registration who are unable to attend and vote at the AGM of Harmony to be held entirely by electronic communication on Tuesday, 7 December 2021 at 10:00 (South African Standard Time) or at any adjournment thereof.

Dematerialised Shareholders without “own-name” registration must not complete this Form of Proxy but should timeously inform their nominee, or, if applicable, their CSDP or stockbroker of their intention to attend the AGM electronically and request such nominee, CSDP or stockbroker to issue them with the necessary letter of representation to attend or provide such nominee, CSDP or stockbroker with their voting instructions should they not wish to attend the AGM electronically but wish to be represented by proxy at such meeting. Such shareholders must not return this Form of Proxy to the Transfer Secretaries.

Each Shareholder is entitled to appoint a proxy (who need not be a member of the Company) to attend, speak and vote in place of that Shareholder at the AGM. Please read the notes to this form of proxy below.

I / We (please print names in full)
of (address)
being the holder/s of	shares in the Company, do hereby appoint:
1	or, failing him/her
2	or, failing him/her

The chairman of the annual general meeting, as my/our proxy to attend, speak and, on a poll or ballot, vote on my/our behalf at this annual general meeting of members or at any adjournment, and to vote or abstain from voting as follows on the ordinary and special resolutions to be proposed at such meeting:

ORDINARY RESOLUTIONS	For	Against	Abstain
Ordinary Resolution Number 1: To elect Peter Turner as a director
Ordinary Resolution Number 2: To re-elect Karabo Nondumo a director
Ordinary Resolution Number 3: To re-elect Vishnu Pillay as a director
Ordinary Resolution Number 4: To re-elect John Wetton as a member of the audit and risk committee
Ordinary Resolution Number 5: To re-elect Karabo Nondumo as a member of the audit and risk committee
Ordinary Resolution Number 6: To re-elect Given Sibiya as a member of the audit and risk committee
Ordinary Resolution Number 7: To reappoint the external auditors
Ordinary Resolution Number 8: To approve the remuneration policy
Ordinary Resolution Number 9: To approve the implementation report
Ordinary Resolution Number 10: To give authority to issue shares for cash
Ordinary Resolution Number 11: To approve the amendment of the Plan
SPECIAL RESOLUTIONS
Special Resolution Number 1: To approve financial assistance in terms of section 45 of the Act
Special Resolution Number 2: To pre-approve non-executive directors’ remuneration

Please indicate with an ‘X’ in the appropriate spaces above how you wish your vote to be cast. If no indication is given, the proxy may vote or abstain as he/she sees fit.

Signed at	this	day of	2021
Signature
Assisted by me, where applicable (name and signature)

Completed Forms of Proxy must be dated and signed by the shareholder appointing a proxy and must be lodged electronically with Transfer Secretaries. Shareholders are urged (but not required) to electronically deliver their completed Form of Proxy by no later than 10:00 (SA time) on Friday, 3 December 2021 to meetingservices@jseinvestorservices.co.za.

Please read the notes and instructions on the reverse side.

NOTES TO FORM OF PROXY

1.A Form of Proxy is only to be completed by those shareholders who are:
a.registered holders of shares in certificated form; or
b.holders of dematerialised shares of the Company in their own name.
2.If you have already dematerialised your shares through a CSDP or broker and wish to attend the AGM, you must request your CSDP or broker to provide you with a letter of representation or instruct your CSDP or broker to vote by proxy on your behalf in terms of the agreement entered into between yourself and your CSDP or broker.
3.A shareholder may insert the name of a proxy or the names of two alternative proxies of the shareholder’s choice in the space provided. The person whose name stands first on the Form of Proxy and who is present at the AGM will be entitled to act to the exclusion of those whose names follow.
4.On a poll, a shareholder who is present or represented by proxy will be entitled to that proportion of the total votes in the Company which the aggregate amount of the nominal value of the shares held by him/her bears to the aggregate amount of the nominal value of all the shares issued by the Company.
5.A shareholder’s instructions to the proxy must be indicated by inserting the relevant numbers of votes exercisable by the shareholder in the appropriate box. Failure to comply will be deemed to authorise the proxy to vote or to abstain from voting at the AGM as he/ she deems fit in respect of all the shareholder’s votes exercisable. A shareholder or the proxy is not obliged to use all the votes exercisable by the shareholder or by the proxy, but the total of votes cast and in respect of which abstention is recorded may not exceed the total of votes exercisable by the shareholder or by the proxy.
6.Forms of Proxy (enclosed) must be dated and signed by the shareholder appointing a proxy and must be lodged electronically with JSE Investor Services Proprietary Limited. Shareholders are urged (but not required) to electronically deliver their completed Form of Proxy by no later than 10:00 (SA time) on Friday, 3 December 2021 to the offices of the Transfer Secretaries, JSE Investor Services Proprietary Limited, 13th Floor, 19 Ameshoff Street, Braamfontein, Johannesburg, 2001 (PO Box 4844, Johannesburg, 2000, fax number: +27 86 674 2450, email meetingservices@jseinvestorservices.co.za).
7.Completing and lodging this Form of Proxy will not preclude the relevant shareholder from electronically attending the AGM and speaking and voting electronically to the exclusion of any proxy appointed in terms hereof.
8.Documentary evidence establishing the authority of a person signing this Form of Proxy in a representative capacity or other legal capacity must be attached to this Form of Proxy, unless previously recorded by the Transfer Secretaries or waived by the chairman of the AGM.
9.The completion of blank spaces overleaf need not be initialled. Any alteration or correction made to this Form of Proxy must be initialled by the signatory/ies.
10.Despite the aforegoing, the chairman of the AGM may waive any formalities that would otherwise be a prerequisite for a valid proxy.
11.If any shares are jointly held, all joint shareholders must sign this Form of Proxy. If more than one of those shareholders is present at the AGM either electronically or by proxy, the person whose name appears first in the Register will be entitled to vote.

ELECTRONIC PARTICIPATION FORM

Electronic participation in the Harmony Gold Mining Company Limited electronic annual general meeting to be held on 7 December 2021
Harmony Gold Mining Company Limited
(Incorporated in South Africa)
(Registration number: 1950/038232/06)JSE share code: HAR ISIN:
ZAE000015228 JSE share code: HAR NYSE: HMY
(“Harmony” or the “Company”)

•Shareholders or their proxies who wish to participate in the annual general meeting via electronic communication (“Participants”), must apply to the Company’s meeting scrutineers to do so by emailing the form below (“the application”) to the email address of the Company’s meeting scrutineers, The Meeting Specialist (Proprietary) Limited (“TMS”), by no later than 10:00 (SA time) on 3 December 2021. The email address is as follows: proxy@tmsmeetings.co.za
•Shareholders who have dematerialised their shares, other than those shareholders who have dematerialised their shares with ‘own name’ registration, should contact their Central Securities Depository Participant (“CSDP”) or broker in the manner and time stipulated in their agreement with their CSDP or Broker:
–to furnish them with their voting instructions; and
–in the event that they wish to participate in the meeting, to obtain the necessary authority to do so.
•Participants will be able to vote during the annual general meeting through an electronic participation platform. Such participants, should they wish to have their vote(s) counted at the annual general meeting, must provide TMS with the information requested below.
•Each shareholder, who has complied with the requirements below, will be contacted between 3 and 7 December 2021 via email/mobile with a unique link to allow them to participate in the electronic annual general meeting.
•The cost of the participant’s phone call or data usage will be at his/her own expense and will be billed separately by his/her own telephone service provider.
•The cut-off time, for administrative purposes, to participate in the meeting will be 10:00am (SA time) on 3 December 2021.
•The participant’s unique access credentials will be forwarded to the email/mobile telephone provided below.

APPLICATION FORM

Name and surname of shareholder
Name and surname of shareholder representative (if applicable)
ID number of shareholder or representative
Email address
Mobile/cell number/Telephone number
Name of CSDP or Broker (if shares are held in dematerialised format)
SCA number/Broker account number or Own name account number
Number of shares
Signature

By signing this form, I agree and consent to the processing of my personal information above for the purpose of participation in the general meeting.

Terms and conditions for participation at the Harmony Gold Mining Company Limited annual general meeting to be held on 7 December 2021 via electronic communication
•The cost of dialling in using a telecommunication line/webcast/web-streaming to participate in the annual general meeting is for the expense of the participant and will be billed separately by the participant’s own telephone service provider.
•The participant acknowledges that the telecommunication lines/webcast/web-streaming are provided by a third party and indemnifies Harmony Gold Mining Company Limited, the JSE Limited and TMS and/or their third-party service providers against any loss, injury, damage, penalty or claim arising in any way from the use or possession of the telecommunication lines/webcast/web-streaming, whether or not the problem is caused by any act or omission on the part of the participant or anyone else. In particular, but not exclusively, the participant acknowledges that he/she will have no claim against Harmony Gold Mining Company Limited, the JSE Limited and TMS and/or its third-party service providers, whether for consequential damages or otherwise, arising from the use of the telecommunication lines/webcast/web-streaming or any defect in it or from total or partial failure of the telecommunication lines/webcast/web-streaming and connections linking the telecommunication lines/ webcast/web-streaming to the annual general meeting.
•Participants will be able to vote during the annual general meeting through an electronic participation platform. Such participants, should they wish to have their vote(s) counted at the annual general meeting, must act in accordance with the requirements set out above.
•Once the participant has received the link, the onus to safeguard this information remains with the participant.
•The application will only be deemed successful if this application form has been fully completed and signed by the participant and delivered or emailed to TMS at proxy@tmsmeetings.co.za

Shareholder name:
Signature:
Date:

Important: You are required to attach a copy of your identity document/driver’s licence/passport when submitting the application.

ADMINISTRATIVE AND CONTACT DETAILS

HARMONY GOLD MINING COMPANY LIMITED
Harmony was incorporated and registered as a public company in South Africa on 25 August 1950
Registration number: 1950/038232/06

Corporate office
Randfontein Office Park
PO Box 2, Randfontein 1760, South Africa
Corner Main Reef Road and Ward Avenue,
Randfontein, 1759, South Africa

Telephone: +27 11 411 2000

Website: www.harmony.co.za

DIRECTORS
Dr PT Motsepe* (chairman)
JM Motloba* (deputy chairperson)
Dr M Msimang*^ (lead independent director)
PW Steenkamp** (chief executive officer)
BP Lekubo** (financial director)
HE Mashego** (executive director)
JA Chissano*#^
FFT De Buck*^
Dr DS Lushaba*^
P Turner *^
KT Nondumo*^
VP Pillay*^
GR Sibiya*^
JL Wetton*^
AJ Wilkens*

* Non-executive
** Executive
^ Independent
# Mozambican

INVESTOR RELATIONS
Email: HarmonyIR@harmony.co.za
Telephone: +27 11 411 6073 or +27 82 746 4120
Website: www.harmony.co.za

GROUP COMPANY SECRETARY
Shela Mohatla
Email: companysecretariat@harmony.co.za
Telephone: +27 11 411 2359

TRANSFER SECRETARIES
JSE Investor Services South Africa (Proprietary) Limited
(Registration number 2000/007239/07)
13th Floor, Rennie House, Ameshoff Street, Braamfontein
Johannesburg, South Africa

PO Box 4844, Johannesburg, 2000, South Africa

Email: info@jseinvestorservices.co.za
Telephone: +27 861 546 572 (South Africa)
Fax: +27 86 674 2450

AMERICAN DEPOSITARY RECEIPTS (ADRS)
Deutsche Bank Trust Company Americas
c/o American Stock Transfer and Trust Company
Operations Centre, 6201 15th Avenue, Brooklyn,
NY11219, United States

Email queries: db@astfinancial.com

Toll free (within US): +1-886-249-2593
Int: +1-718-921-8137
Fax: +1-718-921-8334

SPONSOR
JP Morgan Equities South Africa (Proprietary) Ltd
1 Fricker Road, corner Hurlingham Road, Illovo
Johannesburg, 2196, South Africa
Private Bag X9936, Sandton, 2146, South Africa

Telephone: +27 11 507 0300
Fax: +27 11 507 0503

TRADING SYMBOLS
JSE: HAR
NYSE: HMY
ISIN: ZAE 000015228